Exhibit 10.1

April 27, 2026 Alan Musso

Dear Alan,

This letter summarizes the terms of the transition agreement that Fulcrum Therapeutics, Inc., (the “Company”) is willing to offer as a result of your voluntary retirement from the Company. Please read this letter agreement (the “Letter Agreement”), which includes a general release, carefully. If you are willing to agree to its terms, please sign in the space provided below and return it to me..

1.
If you do not sign this Letter Agreement within 21 days from receipt as dated above, your employment with the Company will end effective 21 days from the date of this Letter Agreement (“the Transition Date”). You will be paid for time worked through the Transition Date.

2.
After the Transition Date, except as provided below, you will not be entitled to receive any benefits paid by or participate in any benefit programs offered by the Company to its employees. Your coverage under any Company sponsored health, dental, vision, life, short-term disability, long-term disability, and accidental death & dismemberment insurance will terminate as of the Separation Date. You will receive, under separate cover, information concerning any right to continue your health insurance benefits after the Transition Date in accordance with COBRA.

3.
In compliance with the promises made herein and in the event you sign this Letter Agreement and return it to me within time period set forth in the Letter Agreement and do not revoke your acceptance pursuant to Paragraph No. 9 below, the Company agrees to provide you the payments and benefits set forth below (the “Transition Benefits”), provided that you perform your job duties and consulting services to the Company’s reasonable satisfaction and otherwise comply with Company rules, policies and directives as well as your obligations under your Executive Employment Agreement dated August 7, 2023 (the “Employment Agreement”), all through the end of the Consulting Period (as defined below). In addition, in order to be eligible for the Transition Benefits set forth below (other than in subparagraph (a)), you must timely sign and return Attachment A no earlier than February 9, 2027 and no later than February 16, 2027. For the avoidance of doubt, you will not be entitled to any Transition Benefits set forth below if (i) you voluntarily leave employment with the Company before the Extended Transition Date (as defined below) (ii) the Company terminates your employment before the Extended Transition Date, or terminates the consulting arrangement before the end of the Consulting Period, based on a good faith determination by the Company that you (a) have failed to satisfactorily perform your job duties or consulting services or (b) otherwise materially failed to comply with Company rules, policies and directives and/or the Employment Agreement, or (c) you otherwise breach the terms of this Letter Agreement or the Employment Agreement. Specifically, the Severance Benefits are as follows.

a.
The Company will extend your Transition Date to a date when a new CFO is appointed, but no later than September 30, 2026 (the “Extended Transition Date”). At that point, you will transition to a non-employee consulting position and provide advice and input to the incoming CFO, CEO and others as needed for transitional purposes until February 8, 2027, (The period between the Extended Transition Date and February 8, 2027 is hereinafter referred to as the “Consulting Period”.) , As a non-employee consultant, you will be compensated with a consulting fee during the Consulting Period at the monthly rate of $5,000. You will also be eligible to receive your target 2026 annual bonus (refer to 3 c.). Further, your equity will continue vesting through February 8, 2027. You agree to make best efforts to perform assigned job duties (and subsequent consulting services) and further agree to comply with Company rules, policies and directives through the Extended Transition Date (and through the Consulting Period, as applicable).

b.
The Company will pay you transition pay in the total gross amount of $366,000, less lawful deductions, which amounts equals 9 months of salary, provided however, this transition pay shall be reduced by any consulting fees paid to you during the Consulting Period as provided in subparagraph 3(a) above. This transition pay will be paid to you in the form of salary continuation beginning with the first reasonably practicable payroll cycle following the Extended Transition Date.

c.
The Company will pay you the gross amount of $195,200, less lawful deductions, which amount equals 100% of your 2026 target bonus. This amount will be paid to you in a lump sum with the first reasonably practicable payroll cycle after the end of Consulting Period and the expiration of the revocation period contained in Attachment A.

d.
The time period to exercise any vested stock options shall be extended to a period of twelve (12) months, commencing on February 8, 2027.

e.
Provided that you are eligible for and properly and timely elect to continue your group medical insurance coverage under COBRA after the Extended Transition Date, the Company will contribute towards the cost of such COBRA coverage in the same amount as if you were actively employed, plus any COBRA administration fees, until the earlier of (i) the date that is 9 months after the Extended Transition Date; or (ii) the date you become eligible for coverage under the group health plan of another employer (the “COBRA Contribution Period”). During this COBRA Contribution Period, you will be required to contribute towards the cost of the COBRA premium in the same amount as if you were actively employed. After the COBRA Contribution Period, you will be responsible for the full cost of any such COBRA premiums. You agree to promptly notify the Company if you become eligible under the group health plan of another employer during the Severance Period. In addition, if the Company, in its sole discretion, determines the above COBRA Subsidy would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code, the COBRA Subsidy will be imputed as income and treated as taxable to you to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

4.
You understand and agree that you would not receive the Transition Benefits specified in paragraph 3 above, except for your execution of this Letter Agreement and Attachment A, and the fulfillment of the promises contained therein. In signing this Letter Agreement, you agree to perform the following as a condition to your receipt of the Transition Benefits: (a) upon your separation, promptly returning all Company-provided technology in proper condition subject to normal wear and tear (b) upon your separation, immediately returning any other Company property in your possession, (c) performing any job duties or other transitional tasks asked of you by the Company and (d) refraining from acts that are intended to cause, or that do cause, damage to the Company, its property (tangible and intangible) and its employees.
5.
In consideration of the payments and other consideration to be made by the Company to you as set forth in paragraph 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own freewill hereby release, forever discharge and hold harmless Fulcrum Therapeutics, Inc., its parents, subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (the “Releasees”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. ("ERISA") (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); the Genetic Information Nondiscrimination Act (“GINA”); the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101 et seq.; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws,

G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A; the Massachusetts Parental Leave Law,

G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §143-422.1 et seq.; the North Carolina Parental Leave Law for School Involvement, N.C. Gen. Stat. §95-28.3; the

North Carolina Lawful Use of Lawful Products Law, N.C. Gen. Stat. §95-28.2; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. §168A-1 et seq.; the North Carolina Communicable Disease Law, N.C. Gen. Stat. §130A, §130A-148(i); the North Carolina Discrimination on the Basis of Sickle Cell Trait Law, N.C. Gen. Stat. §95-28.1; the North Carolina Genetic Testing Law; N.C. Gen. Stat. §95-28.1A; the North Carolina Retaliatory Employment Discrimination Law, N.C. Gen. Stat. §95-240 et seq.; the North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq., and §95-25.14 et seq.; the North Carolina Occupational Safety and Health Act, as amended; the North Carolina Discrimination Against Military Personnel Act, N.C. Gen. Stat. § 127B-11; (although the act does not provide a private cause of action); the North Carolina National Guard Employment Rights Act, N.C. Gen. Stat. § 127A-202.1; the North Carolina Jury Duty Leave Law, N.C. Gen. Stat. § 9-32; the North Carolina Workplace Violence Prevention Act; N.C. Gen. Stat. § 95-260 et seq.; the North Carolina Domestic Violence Law; N.C. Gen. Stat. § 50B-5.5; the North Carolina Controlled Substances Examination Regulation Act; N.C. Gen. Stat. § 90-230 et seq.; the North Carolina Fair Classification Act, N.C. Gen. Stat. § 143-761, et seq.; the North Carolina Act to Provide Limited Immunity from Liability for Claims Based on Transmission of Coronavirus Disease 2019, N.C. Gen. Stat. § 99E-70, et seq.; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by The Company of any liability or unlawful conduct of any kind.

In addition, you agree that if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Letter Agreement is a party.

For the avoidance of doubt, this general release is intended to release any and all claims you may have under the Massachusetts Wage Act or any other state or local wage laws and is intended to resolve any and all disputes related to wages, commissions, bonuses or other compensation of any kind.

Notwithstanding the foregoing, you are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company‘s qualified retirement benefit plans as of the Extended Transition Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Letter Agreement; and/or (d) enforce this Letter Agreement.

6.
You agree not to make or publish any written or oral defamatory or disparaging statements, including online or in social media, regarding the Company, and its current and former employees, officers, directors and agents. You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that The Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.
7.
You hereby acknowledge and reaffirm the validity of the Employee Confidentiality and Assignment Agreement or any agreement between you and the Company relating to inventions, non-disclosure of confidential information, non-solicitation and/or non-competition, the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. You understand that The Company would not provide you with the monies and benefits under this Letter Agreement but for your reaffirmation of these obligations. You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement, and that The Company shall have the right, in addition to any other damages, to seek and obtain the return of the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein) in the event you breach any of your obligations under this paragraph.
8.
You will be afforded a period of twenty-one (21) days from receipt of this Letter Agreement to consider the meaning and effect of this Letter Agreement. You further acknowledge that you have been advised to consult with an attorney and that you have had the opportunity to do so. You agree that any modifications, material or otherwise, did not restart or affect in any manner the original 21-day consideration period for the severance proposal made to you. This Letter Agreement shall have no force or effect if you do not sign and return it during the 21-day consideration period.
9.
You may revoke this Letter Agreement for a period of seven (7) calendar days following the day you execute this Letter Agreement. Any revocation within this period must be submitted, in writing, to Kim Hazen, Chief People Officer, and state, “I hereby revoke my acceptance of the Letter Agreement.” The revocation must be personally delivered to Kim Hazen, Chief People Officer, Fulcrum Therapeutics, Inc., 26 Landsdowne Street, Cambridge, MA 02139, or e-mailed and mailed to her by first class mail and postmarked within seven (7) calendar days of execution of this Letter Agreement. This Letter Agreement shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts or North Carolina,, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
10.
This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement.
11.
Nothing in this Letter Agreement or any other agreement you may have signed or company policy, prohibits, prevents, or otherwise limits you from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., EEOC, MCAD, NLRB, SEC, DOJ, CFTC, U.S. Congress,

or an Inspector General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency. To the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Letter Agreement prohibits, prevents, or otherwise limits your ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. You are also not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
12.
You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which you may be entitled as of the date you enter into this Letter Agreement and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay (under the Employment Agreement or otherwise), and/or benefits are due to you, except as provided in this Letter Agreement. You further affirm that you have no known workplace injuries or occupational diseases. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
13.
This Letter Agreement, represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties, other than the Employee Confidentiality and Assignment Agreement or any other agreement between you and the Company relating to inventions, non-disclosure of confidential information, non-solicitation and/or non-competition referred to in paragraph 7, and any equity plans or agreements. For the avoidance of doubt, you will have no rights under the Employment Agreement after your employment ends. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.
14.
You agree to cooperate with the Company in the investigation, defense or prosecution of any claims, actions or other matters now in existence or which may be brought in the future against or on behalf of the Company. Your cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company. Nothing herein shall require you to provide anything other than truthful information.
15.
Should any provision of this Letter Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable consistent with the intent of the parties, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Letter Agreement in full force and effect. However, if the general release in Paragraph No. 5 is found to be invalid, you agree to execute a valid release of the claims that are the subject of this Letter Agreement and/or are referred to in the general release in Paragraph No. 5 above.
16.
This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.
17.
Although the Company does not guarantee the tax treatment of any payments or benefits under this Letter Agreement, it is intended that such payments and benefits be exempt from, and to the extent not exempt, comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent possible, this Letter Agreement shall be limited, construed and interpreted in accordance with such intent. For purposes of Section 409A, your right to receive installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event whatsoever shall the Company, its affiliates, or any of their respective officers, directors, employees or agents, be liable for any tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

The Company would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

/s/ Kim Hazen

Kim Hazen

Chief People Officer

ACKNOWLEDGED AND AGREED TO:

/s/ Alan Musso

Alan Musso

ATTACHMENT A

In consideration of the Transition Benefits to be provided to me in Paragraph No. 3 of the Letter Agreement to which this Attachment A is attached, and other good and valuable consideration, the receipt of which I hereby acknowledge, I voluntarily and of my own freewill hereby release, forever discharge and hold harmless Fulcrum Therapeutics, Inc., its parents, subsidiaries, divisions and affiliates, its present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (the “Releasees”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, that have arisen through the date I execute this Attachment A, including, but not limited to, any alleged violations of Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq. ("ERISA") (except for any vested benefits under any tax qualified benefit plan); the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; the Genetic Information Nondiscrimination Act (“GINA”); the Worker Adjustment and Retraining Notification (WARN) Act; the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L.

c. 149, § 105A; the Massachusetts Parental Leave Law, G.L. c. 149, § 105D; the Massachusetts Family and Medical Leave Law, G.L. c. 175M; the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §143-422.1 et seq.; the North Carolina Parental Leave Law for School Involvement, N.C. Gen. Stat. §95-28.3; the North Carolina Lawful Use of Lawful Products Law, N.C. Gen. Stat. §95-28.2; the North Carolina Persons With Disabilities Protection Act, N.C. Gen. Stat. §168A-1 et seq.; the North Carolina Communicable Disease Law, N.C. Gen. Stat. §130A, §130A-148(i); the North Carolina Discrimination on the Basis of Sickle Cell Trait Law, N.C. Gen. Stat. §95-28.1; the North Carolina Genetic Testing Law; N.C. Gen. Stat. §95-28.1A; the North Carolina Retaliatory Employment Discrimination Law, N.C. Gen. Stat. §95-240 et seq.; the North Carolina Wage and Hour Act, as amended, including N.C. Gen. Stat. §95-25.2 et seq., and §95-25.14 et seq.; the North Carolina Occupational Safety and Health Act, as amended; the North Carolina Discrimination Against Military Personnel Act, N.C. Gen. Stat. § 127B-11; (although the act does not provide a private cause of action); the North Carolina National Guard Employment Rights Act, N.C. Gen. Stat. § 127A-202.1; the North Carolina Jury Duty Leave Law, N.C. Gen. Stat. § 9-32; the North Carolina Workplace Violence Prevention Act; N.C. Gen. Stat. § 95-260 et seq.; the North Carolina Domestic Violence Law;

N.C. Gen. Stat. § 50B-5.5; the North Carolina Controlled Substances Examination Regulation Act; N.C. Gen. Stat. § 90-230 et seq.; the North Carolina Fair Classification Act, N.C. Gen. Stat. § 143-761, et seq.; the North Carolina Act to Provide Limited Immunity from Liability for Claims Based on Transmission of Coronavirus Disease 2019, N.C. Gen. Stat. § 99E-70, et seq.; or any other federal or state law, regulation, or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Notwithstanding the foregoing, I am not waiving any rights I may have to (a) my own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Extended Transition Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes;

(c) pursue claims which by law cannot be waived by signing the Letter Agreement or this Attachment A; and/or (d) enforce the Letter Agreement.

I understand that I have been given until seven (7) days after the Extended Transition Date, which is a period of more than 21 days, to consider this general release identified as Attachment A, and that I am hereby advised to consult with an attorney prior to my execution of this general release identified as Attachment A. I also understand that I may not sign this Attachment A until after the Extended Transition Date. I understand that I may revoke this release identified as Attachment A for a period of seven (7) days following the day I execute it, and that any revocation within this period must be submitted, in writing, to Kim Hazen, Chief People Officer and state, “I hereby revoke my acceptance of Attachment A to the Letter Agreement.” The revocation must be personally delivered to Kim Hazen, Chief People Officer, Fulcrum Therapeutics, Inc., 26 Landsdowne Street, Cambridge, MA 02139, or e-mailed and mailed to her by first class mail and postmarked within seven (7) calendar days of execution of this Attachment A. I further understand that any revocation of my acceptance of this Attachment A does not void or otherwise affect the enforceability of the general release contained in Paragraph No. 5 of the Letter Agreement to which this Attachment A is attached.

I further acknowledge that I have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, severance pay, and/or benefits are due to me, except as otherwise expressly provided in the Letter Agreement. I further affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or any similar state or local law.

I UNDERSTAND THAT I CANNOT EXECUTE THIS ATTACHMENT A UNTIL ON OR AFTER FEBRUARY 9, 2027 BUT THAT IT MUST BE EXECUTED NO LATER THAN FEBRUARY 16, 2027 IN ORDER FOR ME TO BE ELIGIBLE FOR THE SEVERANCE BENEFITS SET FORTH IN PARAGRAPH 3 (OTHER THAN SUBPARAGRAPH 3(a))OF THE LETTER AGREEMENT TO WHICH THIS ATTACHMENT A IS ATTACHED.

ACKNOWLEDGED AND AGREED TO:

Alan Musso

Date: